FORM 3

                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of
                 1934, Section 17(a) of the Public Utility
             Holding Company Act of 1935 or Section 30(f) of
                    the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     Steele         Richard        Andrew
-------------------------------------------
     (Last)         (First)        (Middle)


     CentreSoft Ltd.
     Units 4&5
     Holford Way
-------------------------------------------
          (Street)

               Birmingham,
     Holford   United Kingdom      B6 7AX
-------------------------------------------
     (City)         (State)        (Zip)

2.   Date of Event Re-
     quiring Statement
     (Month/Day/Year)
          6/1/99

3.   IRS or Social Se-
     curity Number of Reporting Person
     (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

     Activision, Inc. (ATVI)

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)


     _____ Director                _____ 10% Owner

       X   Officer  (give          _____ Other (specify
     ----- title below)                    below)

          Executive Vice President - Distribution

6.   If Amendment, Date of Original

     (Month/Day/Year)

                                      Table 1 - Non-Derivative Securities Beneficially Owned

                              2. Amount of Securities       3. Ownership Form: Direct     4. Nature of Indirect
1.  Title of Security            Beneficially Owned            (D) or Indirect (I)           Beneficial Ownership
    (Instr. 4)                   (Instr. 4)                    (Instr. 5)                    (Instr. 5)

Common Stock, par value
 $.000001 per share                220,774                            D(1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                        Table II - Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable and  3. Title and Amount of                      5. Ownership
   Security (Instr. 4)      Expiration Date          Securities Underlying                       Form of Deri-
-----------------------    (Month/Day/Year)          Derivative Security                         vative Sec-   6. Nature of
                           ____________________      (Instr. 4)             4. Conversion or     urity: Dir-      Indirect
                                                    ------------------------   Exercise Price    ect (D) or In    Beneficial
                           Date Exer-  Expiration           Amount or Number   of Derivative     direct (I)       Ownership
                           cisable     Date          Title     of Shares       Security          (Instr. 5)       (Instr. 5)
                           ----------  ----------    ------- ---------------- ---------------  --------------  ------------


Employee Stock Options    11/24/98(2)   5/29/08    Common        50,000         $10.00              D
                                                   Stock

Employee Stock Options     6/14/99      4/30/09    Common        57,432         $10.25              D
                                                   Stock

Explanation of Responses

(1)  Joint ownership with spouse.
(2)  The option vests in five equal annual installments beginning on November 24, 1998.

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/ Richard A. Steele        July 20, 1999
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ---------------------------    -------------
                                                                           **Signature of Reporting Person          Date
                                                                                Richard A. Steele

Note: File three copies of this form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.
                                                                                                                            Page 2
                                                     (Print or Type Responses)